Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

We consent to the use of our report dated May 5, 2014, with respect to the combined balance sheets of Liberty TripAdvisor Holdings, Inc. as of December 31, 2013 and 2012, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Denver, Colorado
July 25, 2014